Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-214320) on Form S-8 of our report dated June 26, 2020 appearing in the annual report on Form 11-K of the Adient US LLC Savings and Investment (401k) Plan of December 31, 2019 and 2018 and for the year ended December 31, 2019.

/s/ Plante & Moran, PLLC

Flint, Michigan
June 26, 2020